                                                                    Exhibit 99.2


UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------x
LOG ON AMERICA, INC.,                      :
                                           :
                      Plaintiff,           :      COMPLAINT
                                           :      ---------
                                           :
         -against-                         :
                                           :
CREDIT SUISSE FIRST BOSTON                 :      CIVIL ACTION NO: 01-0272
CORPORATION,                               :
                                           :
                      Defendant.           :
-------------------------------------------x

         The Plaintiff, Log On America, Inc. ("LOA", the "Company" or "Plaintiff"), by its attorneys, Schwarzfeld, Ganfer & Shore, LLP, for its Complaint against Defendant Credit Suisse First Boston Corporation ("CSFB") states, as follows:

                              NATURE OF THE ACTION
                              --------------------

         1. Plaintiff, a Northeast Regional Competitive Local Exchange Carrier and Information/Internet Service Provider, retained CSFB, one of the most well respected investment banks in the world, as its "exclusive financial advisor." In that role, CSFB (i) recommended that the Company obtain equity financing through the sale of "floorless" Convertible Preferred Stocks (the "Convertible Preferred Stock Transaction" or "Transaction"); (ii) represented the Company in connection with re-negotiating and expanding the terms of its $8,000,000 purchase contract with Nortel Networks, Inc. ("Nortel"), LOA's prime equipment vendor, to $47,000,000; and (iii) negotiated a $45,000,000 secured credit facility with Nortel.

         2. The "floorless" Convertible Preferred Stock recommended by CSFB is referred to in the financial community as a "toxic convertible" or "death spiral convertible". Those names are derived from the fate suffered by publicly traded companies who, in desperation have raised money through the issuance of such securities. Only companies in desperate need of cash have engaged in such toxic preferred investments as a form of financing of last resort. LOA was not such a company. Far from being desperate, LOA was in sound financial condition when CSFB recommended that it proceed with the "floorless" Convertible Preferred Stock Transaction. At that point in time, LOA had more than $20 million dollars in cash, with literally no debt and a "burn rate" of less than $5 million dollars annually. Moreover, its stock was trading at approximately $17 per share, giving the Company a market capitalization of approximately $145 million dollars, which enabled it to use its stock as currency for acquisitions (as it had done in the past and planned to do in the future) and for other purposes. Under such circumstances, CSFB, as LOA's investment banker and financial advisor, had a clear duty to reject the "floorless" Convertible Preferred Stock financing proposal and to advise LOA that such a financing posed grave risks to its financial health and well-being. Rather than providing such guidance, CSFB embraced the proposal and introduced its affiliate, Marshall Capital Management Inc. ("Marshall") into the Transaction as one of the investment participants.

         3. In connection with the Convertible Preferred Stock Transaction, CSFB purportedly vetted and conducted due diligence on the proposed investors, recommended that LOA utilize "floorless" Convertible Preferred Stocks, and negotiated the terms of the agreements pursuant to which the Company would sell the toxic convertibles. CSFB repeatedly promised LOA that it would act in the Company's best interests as its "exclusive financial advisor." It did not. CSFB also represented to LOA on numerous occasions that the then proposed Convertible Preferred Investors were "well-respected." They were not. Finally, CSFB stated that it would make a market in LOA's stock and provide market support for the Company. It did not.

         4. Upon information and belief, CSFB did not have the intention of acting in the best interests of LOA. Instead, the agreements "negotiated" by CSFB in connection with the Convertible Preferred Stock Transaction were intended to benefit the Convertible Preferred Investors, which included Marshall and which, upon information and belief, is a wholly-owned subsidiary of CSFB. Upon information and belief, CSFB intended, when it first learned of the lucrative nature of the Transaction, to put Marshall into the deal; CSFB wanted to procure for itself the benefits of the deal it was cutting. As a result of this clear conflict, CSFB failed to act in the best interests of LOA and breached the contractual, fiduciary and good faith duties it owed to LOA.

         5. CSFB's conflict of interest did not end there. CSFB, which had suggested to LOA that CSFB, rather than the Company, negotiate the critical credit facility and expand its purchase commitment with Nortel, did not disclose to LOA that CSFB was at the time also the financial advisor to Nortel. Only recently did LOA become aware that CSFB was Nortel's financial advisor and, among other things, had advised Nortel: (i) in August 1999 in connection with its purchase of Periphonics, (ii) in October 1999 in connection with its purchase of Clarify Inc., and (iii) in January 2000 in connection with a distribution of Nortel stock. CSFB breached its fiduciary and contractual duties to LOA when it failed to disclose these additional conflicts of interest to the Company, which, if known by LOA, would have resulted in LOA using a different financial advisor to negotiate the Nortel transactions.

         6. CSFB's conflicting loyalties can be seen with respect to the so-called "advice" it gave to LOA in conjunction with the Nortel $47,000,000 equipment purchase agreement. LOA had negotiated an $8,000,000 equipment purchase agreement with Nortel and had decided to defer purchasing additional equipment until it would be able to pay for same. CSFB recommended to LOA that it should enter into a more substantial purchase of equipment from Nortel, and thereby expand the build-out of its network, and represented to LOA that CSFB would be able to secure the requisite financing. CSFB then "negotiated" a transaction with Nortel, pursuant to which LOA would acquire $47,000,000 of equipment and services from Nortel over a two-year period, which Nortel would finance under a $45,000,000 secured credit facility. However, the commitment for the credit facility was conditioned upon LOA securing $25,000,000 of equity by the end of 1999. CSFB advised LOA that CSFB could raise the $25,000,000 through various traditional means of raising capital from a "name institutional investor," which investor would provide instant credibility to the Company. LOA followed its financial advisor's advice and entered into the recommended $47,000,000 Nortel purchase commitment.

         7. CSFB, by its advice to LOA, benefited its client Nortel, benefited its wholly-owned subsidiary, Marshall, which participated in the Convertible Preferred Stock Transaction, and benefited itself, in the form of the fees it received for "advising" LOA.

         8. After LOA committed to the Nortel equipment purchase, CSFB advised LOA that it could not raise the $25,000,000 through traditional means, and recommended that LOA instead proceed with a Convertible Preferred Stock Transaction, which had been proposed by Promethean Asset Management L.L.C. ("Promethean"). LOA had received an unsolicited proposal for such a transaction from Promethean and had referred Promethean to CSFB, LOA's "exclusive financial advisor."

         9. In January 2000, after CSFB essentially completed the "negotiation" of the terms of the Convertible Preferred Stock Transaction, but prior to the closing of the Transaction, CSFB abruptly terminated its financial advisory relationship with the Company. Upon information and belief, CSFB sought to terminate its "exclusive financial advisor" relationship in an attempt to extricate itself from its many conflicts. Upon information and belief, CSFB knew the terms it had negotiated, purportedly on behalf of the Company, were not in LOA's best interests and were instead the product of egregious conflicts of interest that CSFB had created by bringing its wholly-owned subsidiary, Marshall, into the Transaction, and by being the financial advisor to Nortel at the same time that it was negotiating with Nortel purportedly on behalf of LOA.

         10. CSFB was grossly negligent in recommending a Toxic Preferred Stock financing to LOA. It knew or should have known that, without CSFB's promised market support of LOA, such a financing would result in financial devastation for LOA and its shareholders.

         11. As is further described below, the Convertible Preferred Stock Transaction that was recommended and negotiated by CSFB proved to be a disaster for the Company, because, among other reasons, the Convertible Preferred Investors manipulated the market by selling short LOA's common stock to wrongfully take advantage of the "toxic" Convertible Preferred Stock that the Company had issued to them as part of the Transaction.

         12. After the Transaction closed, LOA provided the Convertible Preferred Investors, including Marshall, with non-public and proprietary information concerning the operations of the Company. Upon information and belief, Marshall provided such non-public information to CSFB, who then traded upon such "inside" information.

         13. Ultimately, due to the fraud perpetrated upon the Company by the Convertible Preferred Investors, LOA, as is further described below, commenced an action against Marshall and the other Convertible Preferred Investors entitled Log On America, Inc. v. Promethean Asset Management L.L.C, et al., 00 Civ. 6218 (S.D.N.Y.) (RMB), alleging, among other things, that each of the Defendants therein engaged in securities fraud, market manipulation and insider trading in violation of Section 10(b) of the Securities Exchange Act of 1934 (the "1934 Act") and Rule 10b-5 promulgated thereunder (the "Convertible Preferred Investor Action").

         14. As is further discussed below, CSFB by its wrongful actions and its gross negligence breached its engagement agreements with the Company, breached the fiduciary duties it owed to LOA, and breached its duties of good faith and fair dealing. In addition, CSFB should be held liable for the negligent misrepresentations it made to LOA. As a result of CSFB's wrongful actions, the Company seeks damages to be determined at trial, but which are believed to be in excess of $100,000,000.

                                  THE PARTIES
                                  -----------

         15. Plaintiff is a Delaware corporation with its principal place of business in Providence, Rhode Island. The common stock of LOA is publicly traded on the NASDAQ National Market under the symbol "LOAX".

         16. Upon information and belief, Defendant CSFB is a Massachusetts corporation having its principal place of business at 11 Madison Avenue, New York, New York. CSFB is one of the leading investment banks in the technology area, and held itself out to LOA as, among other things, an expert in the area of financial and investment advisory services and in structuring and negotiating Convertible Preferred Stock transactions.

                             JURISDICTION AND VENUE
                             ----------------------

         17. This Court has jurisdiction over this action and the claims asserted herein pursuant to 28 U.S.C. ss. 1332 as the matter in controversy exceeds the sum or value of $75,000, exclusive of interest and costs, and the parties are citizens of different States.

         18.      Venue is proper in this district pursuant to 28 U.S.C.
ss. 1391(a)(1) and (2) because CSFB resides in this judicial district and a substantial part of the events or omissions giving rise to the claims occurred in this judicial district. Additionally, pursuant to the various letter agreements entered into between LOA and CSFB, the Company, among other things, irrevocably agreed to submit to the jurisdiction of this judicial district "for the purpose of any suit, action or other proceeding arising out of [the various letter agreements], or any of the agreements or transactions contemplated [thereby], which is brought by or against the Company."

               THE RELATED CONVERTIBLE PREFERRED INVESTOR ACTION
               -------------------------------------------------

         19. On August 18, 2000, the Company commenced the Preferred Convertible Investor Action. In that action, LOA asserted claims against Promethean Asset Management L.L.C. ("Promethean"), HFTP Investment, L.L.C. ("HFTP"), Fisher Capital Ltd. ("Fisher"), Wingate Capital Ltd. ("Wingate"), Citadel Limited Partnership ("Citadel Limited") and Marshall (collectively, "the Convertible Preferred Investors") for violations of Section 10(b), 13(d) and 16(b) of the 1934 Act, as well as for common law fraud, breach of contract and breach of the covenant of good faith and fair dealing.

         20. In the Preferred Convertible Investor Action, the Company alleged that the Preferred Convertible Investors engaged in fraudulent conduct and manipulated the market in LOA stock by, inter alia, engaging in an unlawful scheme to short sell LOA's common stock in sufficient volume to drive down its price with the knowledge that they would be in a position to cover their short sales upon the conversion of their Convertible Preferred Stock at the depressed market prices which they created.

         21. Such depressed market prices had the added benefit of increasing the number of shares they would receive upon conversion of their Convertible Preferred Stock due to the "floating" conversion ratio contained in the various Transaction documents.

         22. Indeed, conversion of the "floorless" Convertible Preferred Stock after the price of LOA's common stock had been driven down by the Preferred Convertible Investors would allow them to purchase approximately eight million shares of the Company's common stock (approximately 50% of its common stock) at a nominal price, while simultaneously allowing them to reap tens of million of dollars in profits from their wrongful short sales.

         23. But for the commencement of the Preferred Convertible Investor Action which seeks, among other things, to repudiate the Convertible Preferred Stock Transaction on the basis of violations of the Federal Securities Law, fraud and breach of contract, the Convertible Preferred Investors would have sought to convert their Preferred Stock, which would have placed them in a position to take over and/or cause a change of control in the Company.

                               FACTUAL BACKGROUND
                               ------------------

         24. This action arises out of LOA's retention of CSFB as its "exclusive financial advisor." LOA's business plan in late 1999/early 2000 called for the Company to build out its telecommunications network in New England. In order to carry out its business plan, however, LOA was and is dependent upon its ability to obtain the necessary equipment and professional services to effectuate such build-out and, of course, the ability to pay for such equipment and services.

         25. In April 1999, LOA completed its initial public offering of common stock. Shortly thereafter, in May 1999, LOA was courted by some of the top investment banks in the world, including CSFB and Prudential Securities.

         26. LOA's initial public offering had been underwritten by a small investment bank, Dirks & Co. ("Dirks"), and LOA was seeking to retain a major investment banker as its investment advisor. LOA believed that as a client of a major investment bank it would have better access to the equity and debt markets, would obtain high quality investors and would find suitable strategic partners so that the Company could grow. The Company also wanted a well-respected investment banker that would advise it concerning the appropriateness of proposed financial transactions and the solicitations which it had been receiving almost weekly from investors seeking to invest in LOA. In addition, by engaging CSFB, LOA believed that it would be provided with high quality research and would be followed by a stock analyst that was highly respected in the investment community. Each of the above was critical to LOA's long-term growth and continued success.

A.       CSFB's Relationship As Investment Advisor To LOA
         ------------------------------------------------

         27. On June 29, 1999, CSFB prepared a strategy book for LOA, which described various growth opportunities and identified companies CSFB believed the Company, among other things, might be interested in acquiring. In connection therewith, CSFB's role would include: gathering competitive intelligence and assessing the competitive environment, providing insight into acquisition targets and their advisors' objectives and strategies, advising on bidding strategy, advising on transaction structure, and assisting in negotiating pricing and terms of contracts.

         28. LOA had informed CSFB that it had an interest in acquiring HarvardNet, Inc. ("HarvardNet"). Based on the quality of the presentation CSFB made to LOA with respect to contemplated transactions, the Company decided to retain CSFB as its "exclusive financial advisor."

B.       CSFB Takes Over The Company's Negotiations
         ------------------------------------------

         29. Accordingly, on September 27, 1999, LOA and CSFB entered into an engagement letter (the "September Engagement Agreement"), whereby, among other things, LOA paid CSFB a non-refundable advisory fee of $100,000 and CSFB agreed to be LOA's "exclusive financial advisor" with respect to LOA's proposed acquisition of HarvardNet. (A copy of the September Engagement Agreement is annexed hereto as Exhibit "A").

         30. On October 6, 1999, CSFB presented to the Company a further strategy book, which suggested that the Company's "first financial priority" should be to procure additional vendor financing and to consummate the HarvardNet acquisition through a private equity offering of $50,000,000.

         31. CSFB stated in its strategy book that "[r]egardless of the strategy taken, we feel that our product expertise in bank financing, high yield and private equity, in conjunction with our extensive telecommunications industry and banking knowledge, will enable CSFB to provide considerable value in developing a sensible and effective approach and execution to realize the Company's objectives."

         32.      Ultimately, the acquisition of HarvardNet was not consummated.

         33. By October 1999, CSFB also had been engaged by Nortel as Nortel's financial advisor in connection with Nortel's acquisition of Clarify Inc. LOA was not informed by CSFB of this additional conflict of interest.

C.       CSFB Solidifies Its Relationship With LOA As
         The Company's Exclusive Investment Advisor By
         Entering Into A Second Engagement Agreement With LOA
         ----------------------------------------------------

         34. Upon information and belief, knowing that LOA was then in the midst of negotiating additional equipment purchases with Nortel, CSFB recommended that LOA agree to increase its equipment and service purchase agreement from $8,000,000 to $47,000,000, so LOA could expand its New England network more rapidly. CSFB offered to undertake negotiations with Nortel to secure such equipment and services and the financing for it. CSFB touted to LOA its experience in negotiating deals, and told LOA that CSFB would be able to obtain better terms for LOA from Nortel than if the Company negotiated with Nortel directly. LOA accepted CSFB's recommendation and turned the negotiations with Nortel over to CSFB to handle on the Company's behalf.

         35. CSFB accepted the assignment, even though at that time it had already for months been Nortel's financial advisor in connection with Nortel's purchase of Periphonics. This conflict was not disclosed to LOA and, if it had been known to the Company, LOA would have utilized the services of another financial advisor to negotiate with Nortel or, alternatively, LOA itself would have negotiated with Nortel, as it had previously done.

         36. The negotiations with Nortel also encompassed a proposed $45,000,000 vendor financing facility. As a condition for providing the facility, Nortel required LOA to obtain $25,000,000 in additional equity financing by December 31, 1999 and CSFB recommended that this come from a "name institutional investor." In addition to the $25,000,000 equity infusion, Nortel agreed to invest $5,000,000 in the Company in return for the issuance to it of LOA common stock.

         37. CSFB repeatedly assured LOA between September and November 1999 that it would find a "name institutional investor" for the Company, which would provide the additional equity that Nortel required. CSFB recommended to LOA, and LOA, based on the above assurances, agreed to increase LOA's commitment to purchase Nortel equipment and services from $8,093,693 to $47,166,530 and to negotiate a $45,000,000 senior secured credit facility to pay for the above purchases.

         38. Based on CSFB's advice and recommendations, on November 22, 1999, LOA entered into an agreement with Nortel committing to purchase approximately $47,000,000 of equipment and services from Nortel.

         39. The Company expressed concern to CSFB that a secured credit facility with Nortel would limit its ability to negotiate with other primary vendors. In addition to that concern, LOA provided CSFB with its comments concerning the transactional documents then being negotiated by CSFB with Nortel for the secured credit facility. The Company's comments related to onerous restrictions concerning LOA's ability to incur additional debt. John Wilson, the senior point person at CSFB, advised the Company that he would include the foregoing comments as part of CSFB's negotiating issues with Nortel and that he did not anticipate Nortel would raise any objection to the same. Approximately one week later, Wilson informed the Company that Nortel would not agree to any of LOA's suggested modifications. He further stated there was no need for concern regarding the terms of the Nortel credit facility since CSFB intended to raise additional financing for LOA during 2000 that would enable the Company to replace the Nortel credit facility. In fact, John Wilson indicated that, if it became necessary, CSFB would "purchase the paper" from Nortel, thus providing the Company with the flexibility it needed to grow unencumbered by Nortel's senior secured credit facility.

         40. On November 8, 1999, in connection with CSFB's negotiations with Nortel, LOA entered into a second letter of engagement with CSFB (the "November Engagement Agreement"), which provided that CSFB would act as LOA's "exclusive placement agent and financial advisor in connection with the financial structuring and private placement by the Company of Senior Secured Notes, Convertible Notes, Common Stock and Convertible Preferred Stock." The November Engagement Agreement also obligated CSFB to utilize "reasonable efforts to arrange a private placement of the Securities." (A copy of the November Engagement Agreement is annexed hereto as Exhibit "B").

         41. Upon execution of the November Engagement Agreement, LOA paid CSFB an additional $100,000 non-refundable retainer and agreed to pay CSFB additional transaction fees as follows: a cash fee equal to 3% of the total proceeds raised in the form of senior secured notes; a cash fee equal to 2% of the total proceeds raised in the form of convertible notes; a cash fee of 7% of the total proceeds raised in the form of common stock; a cash fee of 6% of the total proceeds raised in the form of convertible preferred stock; and an additional fee of warrants to purchase LOA common stock pursuant to an agreed upon formula.

         42. Both before and after the November Engagement Agreement was executed, LOA expressed to CSFB the Company's need to find a "name institutional investor", and to further provide the Company with credibility in the investment world. In response to these statements, John Wilson and Lawrence Askowitz, another of the senior members of the CSFB team, repeatedly assured LOA (until Promethean came into the picture, as is further described below) that CSFB would be able to complete the required $25,000,000 equity investment, required by the Nortel transaction, with a "name institutional investor."

D. CSFB Advises The Company To Enter Into A Transaction With Promethean And To Expand Its Purchase Commitment With Nortel
         ------------------------------------------------------------

         43. CSFB did not fulfill its promise to produce a "name institutional investor," which promise the Company had relied upon in agreeing to expand its purchase agreement with Nortel to $47,000,000 and to pursue the Nortel $45,000,000 secured credit facility. Instead, in early November 1999, while negotiating the November Engagement Agreement with CSFB, the Company received an unsolicited investment proposal from Promethean, a New York based investment fund.

         44. As was LOA's then practice whenever potential investors contacted the Company, LOA forwarded the Promethean proposal to CSFB for it to conduct due diligence and directed Promethean to communicate with CSFB, its investment banker and "exclusive financial advisor."

         45. Promethean proposed an investment in LOA in the form of "floating" convertible securities. After analyzing Promethean's proposed transaction, CSFB, as the Company's "exclusive investment advisor", recommended that it be permitted to structure a transaction with Promethean that would satisfy Nortel's year-end $25,000,000 equity investment requirement. LOA had continually reiterated to CSFB its concern that such transaction close by year-end, which date was critical for timely deployment of the Company's network. In addition, CSFB informed LOA that Promethean had a "well-respected" reputation and would serve LOA as the "name institutional investor" it had promised to find. In fact, that was not the case.

         46. Prior to this time, other than mentioning in passing the names of a few potential investors (some of whose names were actually provided to CSFB by LOA), CSFB had not recommended that LOA proceed with any investor or any particular type of transaction. Upon information and belief, CSFB did not undertake any reasonable efforts to market the Company to prospective investors, let alone to "name institutional investors."

         47. CSFB took charge of negotiating the terms of Promethean's proposed investment in LOA. The proposed Promethean investment took the form of a convertible preferred security with a conversion rate at a discount to the prevailing market price of the Company's common stock. The conversion rate was "fixed" for a period of time and would "float" under certain circumstances; the rate did not have a "floor." John Wilson explained to LOA that the primary motivation for Promethean to enter into the Transaction was the profit that Promethean would make on the warrants that LOA would issue due to the expected appreciation in the price of LOA's common stock.

         48. CSFB was also responsible for conducting due diligence on Promethean. In fact, LOA specifically asked CSFB to check out the background of Promethean and the prior transactions it had engaged in. In response, John Wilson, Lawrence Askowitz and Jon Van Heuval of CSFB each assured LOA that the proposed transaction with Promethean was in the Company's long-term best interests and that Promethean was a "well-respected" investor.

         49. On December 3, 1999, based on CSFB's recommendation, LOA signed a letter agreement and term sheet with Promethean (the "December 3, 1999 Letter"). The December 3, 1999 Letter provided for the intended purchase by Promethean of LOA Convertible Preferred Stock and warrants for $25,000,000, and an agreement by LOA to deal exclusively with Promethean concerning any proposed equity financing for approximately two weeks.

         50. Upon information and belief, the December 3, 1999 Letter was not drafted by Promethean, the proposed investor, as would typically be the case under the circumstances, but was drafted by CSFB. Upon information and belief, CSFB was not acting in LOA's best interests during the negotiations of the Convertible Preferred Stock Transaction. Upon information and belief, CSFB drafted the December 3, 1999 Letter as part of its plan to ingratiate itself with Promethean so that Promethean would permit Marshall (CSFB's wholly-owned subsidiary) to participate in the Transaction.

         51. Immediately after LOA signed the December 3, 1999 Letter, Sherri A. Williams and Pat LaVeechia of CSFB informed the Company that Promethean was "backing out" of the proposed Transaction because, contrary to what Promethean had supposedly been informed by CSFB, Nortel would not be matching Promethean's $25,000,000 investment in the Company. It had been well known to LOA, Nortel and CSFB for more than four weeks that Nortel only intended to invest $5,000,000 in LOA and that Nortel never intended to match the equity infusion which would be made by other investors.

         52. LOA was astonished by this purported miscommunication because CSFB was negotiating both the Nortel and Promethean transactions. When informed by David Paolo, the CEO of LOA, of CSFB's purported miscommunication with Promethean, John Wilson, the CSFB team leader, stated to Mr. Paolo that CSFB had "dropped the ball" and that he would speak with Promethean to ask that it reconsider investing in LOA. John Wilson further stated that, if Promethean would not reconsider, he would have CSFB "bring in its own fund" to invest in the Company, and reiterated that he would personally "fix" CSFB's "mistake" and do his best to make sure that the Transaction closed by year-end.

E.       Promethean Supposedly "Backs Out" Of Investing In LOA
         -----------------------------------------------------

         53. Upon information and belief, Sherri Williams and Pat LaVeechia's story about why Promethean was "backing out" of the Transaction was incorrect and the supposed miscommunication between Promethean and CSFB did not occur. Rather, upon information and belief, CSFB, with Promethean's approval, created the "story" to provide it with an excuse to enable Marshall to participate in the Convertible Preferred Stock Transaction and to garner for Marshall the same benefits that Promethean would receive from the Convertible Preferred Stock Transaction.

         54. With Nortel's year-end deadline for obtaining $25,000,000 in additional equity looming (which was a condition for the Nortel credit facility and for the continued deployment of the Company's network), LOA had no choice but to accept Marshall as an investor in order that the Convertible Preferred Stock Transaction would close by year-end.

F.       CSFB Has Marshall, Its Wholly Owned Subsidiary, Invest In LOA
         -------------------------------------------------------------

         55. Although CSFB knew that the $25,000,000 equity infusion required by Nortel had to close by December 31, 1999, LOA received no substantive guidance from CSFB between December 3 and December 15, 1999. Despite numerous calls made to CSFB, LOA virtually received no information from CSFB other than John Wilson's statements to David Paolo that he was "trying to fix the problem" with Promethean concerning the proposed Convertible Preferred Stock Transaction.

         56. Even though CSFB had previously mentioned Marshall's name only in passing, on or about December 16, 1999, CSFB sent to the Company a proposed term sheet from Marshall.

         57. Thereafter, on December 17, 2000, following CSFB's recommendation, LOA entered into a term sheet with Promethean and Marshall, pursuant to which, among other things, Promethean reduced its investment in LOA to $20,000,000, but maintained an option to invest an additional $5,000,000. In connection with the term sheet, LOA, Promethean and Marshall entered into a letter agreement providing that: "Marshall is not committing to an obligation to invest. The investment will only be made after the completion of satisfactory due diligence." LOA agreed in the December 17, 2000 letter agreement to deal exclusively with Promethean and Marshall concerning any proposed equity financing for the period ending January 6, 2000.

         58. As before, the proposed Transaction provided for the issuance of Convertible Preferred Stock with a discounted conversion rate that would "float" with the market price of LOA's common stock. As before, the Convertible Preferred Stock did not have any "floor."

         59. John Wilson explained to David Paolo and Ken Cornell, LOA's CFO, that CSFB had no conflict of interest with Marshall (even though CSFB was negotiating the Convertible Preferred Stock Transaction on behalf of the Company), because a "Chinese Wall" existed between CSFB and Marshall. John Wilson also informed Mr. Paolo that, notwithstanding this so-called "Chinese Wall," Marshall was the best investor LOA could ever have because CSFB controlled Marshall and, with Marshall committing to purchase one-half of the Convertible Preferred Stock, CSFB would be able to "control" the other investors. CSFB further touted the ties between CSFB and Marshall in the CSFB/Marshall marketing binder entitled "Technology Investments For The Next Millenium," which it provided to LOA. The binder pointed out that the three directors of Marshall were: Tom O'Mara, who in addition to being a Vice-Chairman of Marshall was a managing director of CSFB and the head of its convertible trading department; Paul Calello, who was a managing director of CSFB and the global head of equity derivatives and convertibles; and John McAvoy, who was both Chairman of Marshall and a managing director of CSFB. Mr. McAvoy was also identified in CSFB's October 6, 1999 strategy book as part of the CSFB team that would service LOA.

         60. Marshall's marketing binder stated that "[u]pon making an investment, Marshall considers itself a `partner' with the issuer where the shared interest is the long term appreciation of the issuer's business." Marshall further stated in its marketing binder that "[w]hile we pride ourselves in being long term holders of . . . securities, being able to eventually trade out of such securities without adversely affecting the issuer's stock is imperative." (Emphasis added.)

         61. Upon information and belief, Marshall, CSFB and Promethean never intended to be partners with the Company, and they did not share an interest in contributing to the long term appreciation of LOA's business. Upon information and belief, Marshall and Promethean's shorting of LOA common stock instead directly and adversely affected the market value of Company's common stock.

         62. Upon information and belief, due to the above conflict, CSFB was not representing the Company's best interests in negotiating the terms of Preferred Convertible Stock Transaction, and its decision-making was tainted by the fact that Marshall was an investor in the Transaction.

G.       Nortel Invests In LOA The Same Day Marshall Enters The Picture
         --------------------------------------------------------------

         63. On December 17, 2000, the same day Marshall arrived to "rescue" LOA from its "problems" with Promethean, CSFB's other client, Nortel, made its long-awaited $5,000,000 investment in LOA. Upon information and belief, CSFB arranged for both events to occur on the same day, in order to protect CSFB's own interests.

H.       CSFB Continues To Advise LOA As Its "Exclusive Financial Advisor"
         -----------------------------------------------------------------

         64. By the end of December 1999, Promethean's prominence in the Convertible Preferred Stock Transaction negotiations had receded and Marshall had taken control of the negotiations on behalf of the Convertible Preferred Investors. Shortly after the execution of the December 17, 2000 term sheet, LOA received an initial draft of the proposed Transaction documents. CSFB, along with the Company, began the process of reviewing and commenting upon the complex and confusing draft transactional documents, and CSFB, which claimed to have previously negotiated similar transactions for other issuers, explained that the provisions contained in these documents were essentially standard and that it would be able to resolve any outstanding issues through negotiations with the Convertible Preferred Investors and their counsel.

         65. However, thereafter, to the Company's chagrin, CSFB delegated the responsibilities for negotiating the proposed Convertible Preferred Stock Transaction and the Nortel agreements to junior persons who had little or no experience in the area of convertible preferred instruments. Frequently, when LOA posed questions to these junior associates, they responded either incorrectly or stated that they did not know the answer or would have to get back to LOA following discussion with their superiors. When LOA did speak with the CSFB team leaders, it was informed that everything was going as planned.

I.       CSFB's Concocts The So-Called Dirks "Problem"
         ---------------------------------------------

         66. Just days later, on or about December 30, 1999, CSFB informed LOA that CSFB's Investment Banking Committee had "raised questions" regarding Dirks, LOA's underwriter, and that CSFB needed to conduct an inquiry of Dirks and individuals associated with Dirks. CSFB also claimed that it needed to resolve the Dirks issue before it could continue as LOA's "exclusive financial advisor" and close the Convertible Preferred Stock Transaction on behalf of the Company.

         67. Upon information and belief, CSFB thereafter informed Promethean and Marshall that its Investment Banking Committee had to complete its so-called Dirks inquiry and that, as a result, the closing of the Convertible Preferred Stock Transaction would have to be delayed until after January 1, 2000.

         68. LOA informed CSFB that such a delay could jeopardize its ability to consummate the Nortel vendor financing, which was contingent upon completion of the required equity infusion by year-end. Absent such vendor financing, LOA would not have funds to pay for the Nortel equipment, which was then being delivered and installed. CSFB informed LOA that it would take care of the Nortel issue.

         69. Thereafter, in early January 2000, CSFB advised LOA that its Investment Banking Committee had completed its inquiry and had determined that in light of Dirks' "suspect history," CSFB would require LOA to execute a new engagement letter before it would assist LOA in consummating the Transaction. CSFB did not explain to LOA what it had found in its inquiry that required such changes. John Wilson assured LOA, however, that upon signing the new engagement letter, CSFB's Investment Banking Committee would approve the Transaction and LOA would be able to close with CSFB acting as its Placement Agent.

J.       The January Engagement Agreement
         --------------------------------

         70. The new engagement letter entered into on January 11, 2000 (the "January Engagement Agreement"), eliminated all references to CSFB's role as a "exclusive financial advisor" and only referred to CSFB as LOA's "placement agent." The January Engagement Agreement further provided that the engagement of CSFB thereunder "may be terminated at any time, with or without cause, by either the Company or [CSFB], upon ten days' written prior notice thereof to the other party." (A copy of the January Engagement Agreement is annexed hereto as Exhibit "C").

         71. LOA signed the January Engagement Agreement based on John Wilson's representations to David Paolo that the change in CSFB's role was only required because of a purported "internal compliance issue" the Investment Banking Committee had concerning Dirks, and that CSFB's purported revised role did not reflect any change in CSFB's recommendation that it was in the Company's best interest to proceed with closing on the Convertible Preferred Stock Transaction or any change in CSFB's representation of the Company in the final negotiations with the Convertible Preferred Investors.

         72. Upon information and belief, the Investment Banking Committee never had any "real" concern about Dirks, and CSFB's statements that the Dirks situation was preventing it from consummating the Transaction and requiring it to enter into a new engagement agreement were false. Upon information and belief, CSFB did not contact any individual at Dirks in December 1999 or January 2000 concerning CSFB's supposed inquiry. CSFB had been LOA's "exclusive financial advisor" since September 27, 1999 and, among other things, had full access to documents concerning Dirk's relationship with LOA when it reviewed the Company's corporate documents in connection with previous investments. Accordingly, if there was an "internal compliance issue" concerning Dirks, that issue was or should have been well-known to CSFB prior to the time it obligated itself to become the "exclusive investment advisor" to the Company.

         73. Upon information and belief, the Dirks excuse was used by CSFB as part of its strategy to extract itself as "exclusive investment advisor" to LOA, and thereby distance itself from the conflicts created by its simultaneously serving as LOA's "financial advisor", as a de facto investor in LOA, and as Nortel's financial advisor.

         74. By January 11, 2000, the transactional documents for the Convertible Preferred Stock Transaction and the Nortel financing had been substantially negotiated by CSFB, and Promethean, Marshall and Nortel were pushing to close both transactions.

         75. Consistent with John Wilson's statement to David Paolo that CSFB would continue to represent LOA, CSFB, through, on or about January 14, 2000, continued to be involved in negotiating, purportedly on behalf of the Company, the terms of the Convertible Preferred Transaction documents. Indeed, through January 14, 2000, CSFB continued its discussions with LOA concerning the need to have a reputable CSFB analyst follow the Company's stock, CSFB's ability to make a market in LOA's stock, CSFB developing a research report that LOA could disseminate to the industry and shareholders, and CSFB effectuating a secondary offering in mid-2000, the proceeds of which would be used to "take out" the Nortel financing.

K.       CSFB Leaves LOA At The Altar
         ----------------------------

         76. Despite CSFB's prior representations, on or about January 14, 2000, CSFB informed the Company that, due to the purported Dirks issue, LOA should negotiate directly with Marshall, which was then playing the lead role on behalf of the Convertible Preferred Investors. Having been left at the altar by CSFB at this late date and fearing that Nortel would not provide it with the secured financing needed to pay for the $47,000,000 worth of Nortel equipment and services LOA had committed to purchase and would take action against it, LOA was effectively left no choice other than to close the Convertible Preferred Stock Transaction based on the terms CSFB had negotiated.

         77. Thereafter, on or about January 18, 2000, John Wilson, who had previously told David Paolo that the Dirks issue had been addressed by LOA agreeing to enter into the January Engagement Agreement, informed Mr. Paolo that CSFB's Investment Banking Committee had decided that CSFB would not proceed (either as the Company's "financial advisor" or placement agent) with the Convertible Preferred Stock Transaction and the Nortel senior secured credit facility.

         78. Upon information and belief, CSFB's Investment Banking Committee did not object to CSFB's representation of and involvement with LOA because of LOA's association with Dirks. Rather, CSFB determined that it could no longer be involved with LOA because of its multiple conflicts and because it realized that it had breached the duties it owed to LOA as the Company's "exclusive financial advisor."

         79. Thereafter, on or about January 19, 2000, John Wilson called David Paolo and told him that the Company "really" did not need CSFB as its "financial advisor" and placement agent because the terms of the Convertible Preferred Stock Transaction were essentially complete. Wilson also stated that CSFB's resignation would actually benefit the Company because LOA would not have to pay the balance of CSFB's placement fees, and that CSFB was still committed to staying involved with LOA and consummating a secondary offering for the Company in mid-2000. In that conversation, John Wilson also informed David Paolo that CSFB would be sending LOA a letter agreement terminating CSFB's financial advisory and placement agent relationship with the Company.

         80. This letter agreement, dated January 20, 2000 and signed by John Wilson, attempted to relieve CSFB of its fiduciary obligations as LOA's "exclusive financial advisor." It provided, in pertinent part, that the November and January Engagement Agreements were terminated, that such "terminations shall immediately be and remain in full force and effect," and that the indemnification provisions in both agreements would remain "in full force and effect." The Company refused to sign the January 20, 2000 letter agreement. (A copy of this proposed letter agreement is annexed hereto as Exhibit "D").

         81. As a result of CSFB's wrongful acts and breaches of contractual and fiduciary duties to LOA, the Company, left with no "financial advisor," had to complete on its own both the complex Convertible Preferred Stock Transaction and the increased credit facility and purchase agreement with Nortel, both of which CSFB negotiated while representing parties on both sides of the transaction.

         82. Just two weeks after CSFB "walked away" from LOA, it was publicly reported that CSFB was the financial advisor to Nortel in connection with Nortel's parent's plan to distribute certain of its ownership interests in Nortel to the parent's stockholders. Upon information and belief, the negotiations concerning this Nortel transaction were pending in early January 2000, and the additional conflict which this created only provided further reason for CSFB to leave LOA alone at the altar.

L.       With CSFB Out Of The Picture, Marshall And Its Fellow
         Convertible Preferred Investors Take Advantage Of LOA
         -----------------------------------------------------

         83. With CSFB out of the picture, Marshall took an aggressive negotiating posture insisting that many of the terms of the almost finalized Convertible Preferred Stock Transaction be substantially revised. Most significantly, the proposed transaction was reduced to a $15,000,000 deal, fully $10,000,000 less than what Nortel required as a condition for extending the credit facility to LOA. Equally debilitating to LOA was Marshall's requirement that the computation period for the applicable "Market Price" for LOA common stock under the Certificate of Designations be reduced from twenty to only five consecutive trading days. This would result in the Convertible Preferred Investors receiving an increased amount of warrants upon consummation of the Transaction and obtaining additional shares of LOA common stock upon conversion of their Preferred Stock--both lucrative benefits that inured only to the Convertible Preferred Investors.

         84. As a result of Marshall and Promethean reducing the amount of equity they were investing in the Company, LOA had to restructure its deal with Nortel, such that the credit facility was reduced from $45,000,000 to $30,000,000.

         85. The $15,000,000 reduction in LOA's credit facility and the $10,000,000 reduction in the proposed equity investment severely reduced the Company's growth potential and increased the Company's reliance upon Nortel's professional services.

         86. In early February 2000, after the Company reluctantly agreed to the revised terms required by Marshall and Promethean, the terms of the Convertible Preferred Stock Transaction were again changed. This time Promethean informed LOA that it wanted to reduce its investment and bring in two additional investors that would, in the aggregate, invest in the Company one-half of the $7,500,000 investment Promethean had promised. The additional investors were Wingate and Fisher, who, upon information and belief, were affiliated and had previously transacted business with Promethean and Marshall, and both of whom are Defendants in the Convertible Preferred Stockholders' Action.(1)

         87. Ultimately, on February 23, 2000, LOA completed the sale of $15,000,000 worth of Convertible Preferred Stock and common stock purchase warrants to Marshall, Promethean, Fisher and Wingate, and also closed on the senior secured credit facility with Nortel. When the transaction was announced to the public, LOA's common stock was trading at $19.31.

M.       CSFB Engages In Insider Trading
         -------------------------------

         88. After the Transaction closed, as institutional investors with a significant investment in the Company, LOA provided Marshall and the other Convertible Preferred Investors with proprietary information concerning LOA before same became public. Specifically, LOA provided Marshall confidential non-public information relating to LOA's financing options, business plans and contingent liabilities, which information was often provided by LOA to Marshall at its request. Upon information and belief, Marshall provided such non-public information to CSFB. Upon information and belief, based upon an analysis of LOA's stock prices and volume of trading, CSFB used the non-public information given to it by Marshall to engage in securities transactions based on such material financial and business information concerning LOA. Such conduct constituted trading on inside information and was a breach of CSFB's duty to refrain from acting on non-public information given to them with the understanding that they would not act upon same.


----------
(1) Citadel Limited, which is also a Defendant in the Convertible Preferred Stockholders' Action, upon information and belief, is a registered broker-dealer, and is the trading manager for and has voting control and investment discretion over securities held by Fisher and Wingate. Al Weine, the President of Marshall, was formerly associated with the Citadel Investment Group, which, upon information and belief, is an entity related to Citadel.

         89. In fact, upon information and belief, in at least one instance, after an officer of Plaintiff spoke with Al Weine, the President of Marshall, about, among other things, CSFB's stockholdings in LOA, CSFB purchased a large block of LOA stock from one of the Convertible Preferred Investors.

N. CSFB Liquidates Essentially Its Entire Holdings In LOA On The Last Day Possible To Affect The Convertible Preferred Investors' Conversion Price
         ----------------------------------------------------------------------

         90. Upon information and belief, on August 18, 2000, the day LOA filed the Convertible Preferred Investors Action and the day before LOA's Registration Statement was scheduled to become effective, CSFB sold 193,515 shares of LOA common stock. Upon information and belief, this huge sale of LOA was effectuated to drive the price of LOA common stock down which, pursuant to the terms Convertible Preferred Stock Transaction, would lower the price at which the Convertible Preferred Investors, including CSFB's wholly-owned subsidiary Marshall, could convert their Preferred Stock.

O.       LOA Is Injured As A Direct Result of CSFB's Misconduct
         ------------------------------------------------------

         91. Upon information and belief, as a result of CSFB's breach of its duties to LOA, the Convertible Preferred Investors, through wrongful short selling in complicity with CSFB, were able to cause LOA's common stock to decline to approximately $2.438 per share as of August 17, 2000, the day before LOA filed the Convertible Preferred Investors Action. LOA's market capitalization was thus reduced from $145,000,000 to less than $18,000,000, an amount substantially less than the Company's book value. This reduction in market value occurred notwithstanding the Company's meeting its business plan, including sequential quarterly revenue growth in excess of 25%, a cash reserve in excess of $16,000,000, and a customer base that has grown from 30,000 to over 45,000 during the first six months of 2000. The above actions also disrupted the orderly market in LOA common stock.

         92. In addition, as a direct consequence of the disastrous Transaction CSFB negotiated, the Convertible Preferred Investors will be allowed, if permitted by the Court in the Convertible Preferred Stock Action, to obtain tremendous amounts of LOA common stock upon the conversion of their Preferred Stock which, due to their wrongful manipulation of the market in LOA stock, would permit them to gain control of the Company. Alternatively, if the Convertible Preferred Investors chose not to convert their Preferred Stock, but instead seek their redemption by LOA, the Convertible Preferred Investors would be entitled to receive in excess of approximately $20,000,000, representing a more than 67% annualized return on an investment they made just six months prior to the filing of the Convertible Preferred Investors Action by LOA.

         93. Moreover, as a direct result of CSFB's wrongdoing, LOA's financial and business standing within the business community has been severely damaged.

         94. In addition, LOA's ability to engage in other financing transactions on any terms has been hindered due to the CSFB negotiated agreements, which left the Company over-extended and debt-ridden. The above has caused substantial damage to LOA because LOA is reliant on future financing deals to fund its business plans and operations.

         95. Lastly, as a direct result of CSFB's actions, LOA has incurred, and will continue to incur, substantial legal costs and expenses in prosecuting this action and the Convertible Preferred Stock Action. CSFB's misconduct may also expose LOA to liability and lawsuits from its shareholders, investors and vendors.

                      AS AND FOR A FIRST CLAIM FOR RELIEF
                      -----------------------------------

                           (Breach of Fiduciary Duty)

         96. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

         97. CSFB owed LOA fiduciary duties because it was LOA's "exclusive financial advisor" and placement agent. In addition, CSFB owed LOA fiduciary duties based on the fact that: it was a de facto investor in LOA through Marshall; LOA placed substantial trust and confidence in CSFB based upon CSFB's sophistication and experience in investment banking matters and providing financial advice; CSFB possessed superior knowledge of the potential abuse by predatory investors in "toxic convertible" deals, which transaction-type CSFB specifically represented to LOA to have experience in negotiating on behalf of issuers and which CSFB recommended and stated was in LOA's best interests; CSFB possessed superior knowledge concerning the known intent of the Convertible Preferred Investors to engage in a plan to manipulate the market in LOA common stock; CSFB was in possession of non-public information wrongfully given to it by Marshall and which information LOA had provided to Marshall on a confidential basis and which often was provided to Marshall at LOA's request; CSFB represented LOA while subject to a clear and undisclosed conflict of interest with Nortel, and where it was CSFB who suggested to LOA that it negotiate with Nortel on behalf of LOA; and it had made representations to LOA, which it knew were untrue and/or which CSFB failed to correct and/or update when it became known to CSFB that such representations were no longer accurate.

         98. Such fiduciary duties were owed to LOA by CSFB even after January 20, 2000, when CSFB improperly attempted to terminate its investment banking relationship with LOA.

         99. CSFB owed fiduciary duties to the Company of full disclosure, candor and loyalty; to exercise diligence and due care in discharging its duties and responsibilities; to render sound investment advice and guidance to LOA unaffected by conflicts of interest; and to otherwise act in the best interests of LOA. CSFB had a duty to disclose all information which it possessed or could reasonably discover which would be relevant to LOA's decision whether or not to proceed with the Transaction and the Nortel agreements and to have an adequate and reasonable basis for the representations it had made to LOA.

         100.     CSFB breached the fiduciary duties it owed to LOA when:

         o CSFB recommended to LOA and stated to the Company that entering into the Convertible Preferred Stock Transaction was in the Company's best interests. (Compl.P.P. 45, 48-49, 71);

         o CSFB "negotiated" and then failed to disclose to LOA that the terms of the Transaction were not in the best interests of LOA, but were to benefit Marshall, CSFB's wholly-owned subsidiary, and the other Convertible Preferred Investors. (Compl. P. P. 47, 48, 50, 53, 57, 61-62, 73, 78, 81, 83);

         o CSFB participated in the scheme formulated by Marshall, CSFB's wholly-owned subsidiary, Promethean and Citadel to wrongfully manipulate the common stock of LOA in violation of the Federal Securities Law, and then failed to disclose such plan to LOA. (Compl.P.P. 11, 13, 19-23, 43-83, 91-95);

         o CSFB acted as Nortel's financial advisor at the same time it suggested to LOA that it be permitted to negotiate the Nortel agreements on behalf of LOA, and then failed to disclose such conflict of interest to LOA. (Compl.P.P. 33-36);

         o CSFB, after it purportedly "negotiated" such agreements on behalf of LOA, failed to disclose to LOA that the terms of the Nortel agreements were not in the best interests of LOA, but were to benefit Nortel, a larger and better client of CSFB than LOA. (Compl.P.P. 33-39, 54, 63, 68, 71-74, 76, 81-82);

         o CSFB, due to the fact that it was tainted by conflict, failed to "negotiate" with Nortel specific changes that LOA required to be made to the financing documents. (Compl.P. 39);

         o CSFB recommended that LOA increase its equipment and purchase agreement with Nortel to $47,000,000 on the basis that CSFB would secure for LOA the financing required by Nortel, and which financing CSFB did not use reasonable efforts to secure by year-end, as promised, or at any time. (Compl.P.P. 34-39, 43, 45, 49, 51-57, 64-65, 68-76);

         o CSFB failed, despite repeated promises, to use reasonable efforts to find a "name institutional investor" for the Company. (Compl.P.P. 42-62, 64-76);

         o CSFB failed to recommend entry into any transaction other than the Convertible Preferred Stock Transaction and did not "recommend" to LOA any investor other than Promethean and Marshall. (Compl.P.P. 42-62, 64-76);

         o CSFB, in response to a request made by LOA to conduct due diligence on Promethean, informed LOA that Promethean was a "well respected" investor, even though CSFB knew or should have known, and then failed to inform LOA, that Promethean had been previously sued by issuers for, among other things, fraudulent stock manipulation in connection with "toxic convertible" deals similar to the Transaction CSFB was purportedly negotiating on behalf of LOA with Promethean. (Compl.P.P. 3, 44-45, 48);

         o CSFB gave LOA the impression that Promethean, rather than CSFB, drafted the December 3, 1999 Letter concerning Promethean's investment in the Company. (Compl.P.P. 49-50);

         o CSFB purportedly "mistakenly" informed Promethean that Nortel was matching Promethean's investment in LOA - a "mistake" which should not have happened as CSFB was the entity vested by LOA with authority to negotiate on its behalf both the Promethean and Nortel transactions. Alternatively, CSFB breached the fiduciary duties owed to LOA when CSFB informed the Company about such "miscommunication" when, in fact, no such "miscommunication" between it and Promethean had ever occurred, and that such "miscommunication" was made to LOA by CSFB as part of CSFB's plan, with Promethean's acquiescence, to have Marshall, CSFB's wholly-owned subsidiary, become a party to the Transaction. (Compl.P.P. 51-52);

         o CSFB misrepresented that it could control Marshall, its wholly-owned subsidiary. (Compl.P.P. 59-62);

         o CSFB caused Marshall to make inaccurate statements that Marshall "considers itself a `partner' with [LOA] where the shared interest is the long term appreciation of the [LOA's] business" and "while, we pride ourselves in being long term holders of . . . securities, being able to eventually trade out of such securities without adversely affecting the issuer's stock is imperative." (Compl.P. 60);

         o CSFB delegated the responsibilities for negotiating the Transaction and the Nortel agreements to junior persons who had little or no experience in the area of convertible preferred instruments and who frequently, when posed questions, responded incorrectly or stated that they did not know the answer or would have to get back to LOA following discussion with their superiors. (Compl.P. 65);

         o CSFB informed LOA that CSFB's Investment Banking Committee had an "internal compliance issue" with Dirks, which, according to CSFB, would require LOA to enter into a new engagement agreement that terminated CSFB's "exclusive financial advisor" relationship with LOA, and which LOA signed reluctantly, and which alleged issue was later the purported basis for CSFB seeking to entirely terminate its relationship with LOA. Upon information and belief, no "internal compliance issue" with Dirks ever existed which would rise to the level of affecting CSFB's representation of LOA, and thus CSFB breached its fiduciary duties owed to LOA when it made such misstatements to the Company. Alternatively, if such issue existed, CSFB breached its fiduciary duties when it failed to immediately raise such "internal compliance issue" with LOA; CSFB knew or should have known of such problem months earlier when it became the Company's "exclusive financial advisor" and in connection therewith had been provided full access to documents concerning Dirks' relationship with the Company. (Compl.P.P. 66-78);

         o CSFB stated to LOA that the January Engagement Agreement "did not reflect any change in CSFB's recommendation in CSFB's recommendation that it was in the Company's best interests to proceed with closing on the Convertible Preferred Stock Transaction or any change in CSFB's representation of the Company in the final negotiations with the Convertible Preferred Investors." At the time this misstatement was made to LOA, CSFB knew that within days it would be terminating its relationship with LOA and that the terms of the Transaction and the Nortel agreements were not in the best interests of LOA. (Compl.P.P. 71, 73-78);

         o CSFB repeatedly represented to LOA that it was committed to effectuating a secondary offering to "take out" the Nortel credit facility when, at the time it made these statements, CSFB did not have the intention of doing so. (Compl.P.P. 39, 75, 79);

         o CSFB wrongfully attempted to terminate its relationship with LOA, leaving LOA at the "altar" to close two complex deals engineered and "negotiated" by the conflict-ridden CSFB. (Compl.P.P. 75-80); and

         o CSFB wrongfully engaged in insider trading based upon confidential non-public information provided to it. (Compl.P.P. 88-89).

         101. CSFB negligently, recklessly and intentionally breached the fiduciary duties it owed to LOA.

         102. The fact that the various CSFB engagement agreements signed by LOA contained the statement that CSFB is "acting as an independent contractor and not in any other capacity" does not alter the fact that CSFB owed fiduciary duties to the Company.

         103. As a direct result of CSFB's breach of the fiduciaries duties it owed LOA, the Company was damaged in an amount not presently ascertainable, but believed to be in excess of $100,000,000. LOA is also entitled to punitive damages in an amount to be determined by the trier of fact.

                      AS AND FOR A SECOND CLAIM FOR RELIEF
                      ------------------------------------

                              (Breach of Contract)

         104. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

         105. As is set forth above, LOA and CSFB were parties to the November Engagement Agreement.

         106. The November Engagement Agreement provided, among other things, that CSFB will act as LOA's "exclusive . . . financial advisor in connection with the financial structuring and private placement by the Company of Senior Secured Notes, Convertible Notes, Common Stock and Convertible Preferred Stock."

         107. During the period the November Engagement Agreement was in effect, CSFB breached the above provision by failing to act as LOA's financial advisor in conformity with the custom and practice in the investment banking community, when it engaged in the wrongful acts set forth in Paragraphs 40-69 above.

         108. LOA performed all of its obligations under the November Engagement Agreement.

         109. At all relevant times, the November Engagement Agreement was in full force and effect.

         110. As a direct result of CSFB's breach of the November Engagement Agreement, LOA was damaged in an amount not presently ascertainable, but believed to be in excess of $100,000,000.

                       AS AND FOR A THIRD CLAIM OF RELIEF
                       ----------------------------------

                              (Breach of Contract)

         111. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

         112. As is set forth above, LOA and CSFB were parties to the November and January Engagement Agreements.

         113. The November and January Engagement Agreements each provided, among other things, that CSFB utilize "reasonable efforts to arrange a private placement of the Securities."

         114. CSFB breached such provisions when it engaged in the wrongful acts identified in Paragraphs 40-62, 64-87 and, more specifically, failed to use "reasonable efforts to arrange a private placement" when in December 1999 and January 2000 it failed to provide a "name institutional investor" that would invest in LOA as it promised to do, purportedly "miscommunicated" with Promethean concerning Nortel's investment in LOA, engineered a tainted transaction due to its conflicted relationship with Marshall, concocted the Dirks "internal compliance issue" to intentionally delay the closing of the Transaction, and stopped representing LOA prior to the finalization of the terms of the Convertible Preferred Stock Transaction.

         115. LOA performed all of its obligations under the November and January Engagement Agreements.

         116. At all relevant times mentioned, the November and January Engagement Agreements were in full force and effect.

         117. As a direct result of CSFB's breach of the November and January Engagement Agreements, LOA was damaged in an amount not presently ascertainable, but believed to be in excess of $100,000,000.

                      AS AND FOR A FOURTH CLAIM FOR RELIEF
                      ------------------------------------

              (Breach of Covenant of Good Faith and Fair Dealing)

         118. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

         119. CSFB had a covenant and duty under the November and January Engagement Agreements to deal with LOA in good faith and to deal with it fairly.

         120. As further set forth above, CSFB breached its respective covenant and duty of good faith and fair dealing by, among other things, failing to act as LOA's financial advisor and/or placement agent, in conformity with the custom and practice in the investment banking community, when it engaged in the wrongful acts set forth in Paragraphs 40-95 above.

         121. LOA performed all its obligations under the November and January Engagement Agreements.

         122. At all relevant times, the November and January Engagement Agreements were in full force and effect.

         123. As a direct result of CSFB's breach of its duty of good faith and fair dealing, LOA was damaged in an amount not presently ascertainable, but believed to be in excess of $100,000,000.

                       AS AND FOR A FIFTH CLAIM OF RELIEF
                       ----------------------------------

                              (Breach of Contract)

         124. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

         125. As is set forth above, LOA and CSFB were parties to the January Engagement Agreement.

         126. The January Engagement Agreement provided, among other things, that the engagement of CSFB thereunder "may be terminated at any time, with or without cause, by either the Company or [CSFB], upon ten days written prior notice thereof to the other party."

         127. CSFB breached the January Engagement Agreement when, as set forth in Paragraphs 70-82 above, it failed to terminate its relationship with LOA "upon ten days written prior notice."

         128. LOA performed all of its obligations under the January Engagement Agreement.

         129. At all relevant times, the January Engagement Agreement was in full force and effect.

         130. As a direct result of CSFB's breach of the January Engagement Agreement, LOA was damaged in an amount not presently ascertainable, but believed to be in excess of $100,000,000.

                      AS AND FOR A SIXTH CLAIM FOR RELIEF
                      -----------------------------------

                               (Gross Negligence)

         131. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

         132. CSFB owed a duty to LOA to act in conformity with the custom and practice in the investment banking community relating to financial advisors and placement agents and in the best interests of LOA.

         133. CSFB's actions, as are set forth above in Paragraphs 40-90, which were extremely careless, grossly negligent and reckless, breached the duties it owed to LOA.

         134. As a direct, foreseeable and proximate consequence of the above wrongful acts of CSFB, LOA was damaged in an amount not presently ascertainable, but believed to be in excess of $100,000,000.

                     AS AND FOR A SEVENTH CLAIM FOR RELIEF
                     -------------------------------------

                   (Negligent Misrepresentation and Omission)

         135. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

         136. CSFB owed a duty to LOA to speak truthfully and completely about, among other things, the fact that: the Transaction was not in LOA's best interests; CSFB was not acting in LOA's best interests in "negotiating" the terms of the Transaction and the Nortel Agreements; CSFB had an undisclosed relationship and direct conflict with Nortel; the Convertible Preferred Investors had a plan to manipulate LOA's common stock and that CSFB was involved in such plan; Promethean was not "well-respected" and had a suspect investment background; CSFB was not using reasonable efforts to obtain the equity investment for the Company, which Nortel required to be consummated by year-end; CSFB lacked and/or was unwilling to exercise control over Marshall; CSFB did not intend on using reasonable efforts to find a "name institutional investor" for the Company; due to CSFB's conflict with Nortel, CSFB would be unable to obtain the terms from Nortel which LOA required; there was no purported "miscommunication" between CSFB and Promethean concerning Nortel's investment in LOA; CSFB did not have an "internal compliance issue" with Dirks; by December 1999, CSFB had decided to entirely terminate its relationship with LOA; and that CSFB never had any intention of effectuating for the Company a secondary offering.

         137. CSFB and LOA shared a relationship of privity as described above.

         138. Even without such privity, CSFB owed fiduciary duties to LOA as described above.

         139. The misrepresentations and omissions made by CSFB as identified in Paragraphs 31, 33-35, 37, 39, 42-43, 45-48, 50-53, 55, 57, 59-62,
64-69, 71-79, 88-89 above, were negligent, careless, untruthful and incomplete when made and not thereafter corrected.

         140. CSFB knew that LOA would reasonably and foreseeably rely on its misrepresentations and omissions to LOA's detriment.

         141. As a result of the above negligent misrepresentations and omissions made by CSFB to LOA, LOA was damaged in an amount not presently ascertainable, but believed to be in excess of $100,000,000.

         WHEREFORE, the Plaintiff requests judgment as follows:

         A. On the First Claim for Relief; awarding compensatory damages in an amount not presently ascertainable, but believed to be in excess of $100,000,000 and punitive damages in the amount of $50,000,000, together with interest;

         B. On the Second Claim for Relief; awarding compensatory damages in an amount not presently ascertainable, but believed to be in excess of $100,000,000, together with interest;

         C. On the Third Claim for Relief; awarding compensatory damages in an amount not presently ascertainable, but believed to be in excess of $100,000,000, together with interest;

         D. On the Fourth Claim for Relief; awarding compensatory damages in an amount not presently ascertainable, but believed to be in excess of $100,000,000, together with interest;

         E. On the Fifth Claim for Relief; awarding compensatory damages in an amount not presently ascertainable, but believed to be in excess of $100,000,000, together with interest;

         F. On the Sixth Claim for Relief; awarding compensatory damages in an amount not presently ascertainable, but believed to be in excess of $100,000,000, together with interest;

         G. On the Seventh Claim for Relief; awarding compensatory damages in an amount not presently ascertainable, but believed to be in excess of $100,000,000, together with interest;

         H. For Plaintiff's reasonable legal fees and the costs of this action; and

         I. For such other and further relief as the Court may deem just and proper.

Dated:            New York, New York
                  January  12, 2001

                                             Respectfully submitted,

                                             SCHWARZFELD, GANFER & SHORE, LLP


                                             By: /s/
                                                 -------------------------------
                                                 Steven J. Shore (SJS-2514)
                                                 Mark A. Berman (MAB-5202)
                                                 360 Lexington Avenue
                                                 New York, New York 10017
                                                 (212) 922-9250

                                             Attorneys for Plaintiff Log On
                                               America, Inc.

                                                                       EXHIBIT A


                                   [OMITTED]

                                                                       EXHIBIT B


                                   [OMITTED]

                                                                       EXHIBIT C


                                   [OMITTED]

                                                                       EXHIBIT D


                                   [OMITTED]


                                       46